Exhibit 99.1

CSK Auto Corporation Completes Purchase of Murray’s Discount Auto Stores and Financing Transactions

PHOENIX, Dec 19, 2005 (BUSINESS WIRE) — CSK Auto Corporation (NYSE:CAO),
the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that it purchased Murray’s Inc. and its subsidiaries for approximately $170 million cash (including amounts that were needed to repay Murray’s existing indebtedness), subject to certain purchase price adjustments. The 110 Murray’s automotive parts and accessories retail stores in Michigan, Illinois, Ohio and Indiana will retain the Murray’s name and operating model.
Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation
stated, “Through the tremendous efforts of its associates, Murray’s has earned the reputation as the “Midwest’s #1 Auto Parts Store”, and we are thrilled to have Murray’s associates join the CSK family. With this acquisition, Murray’s will compliment our existing operations and expand our market presence to 22 states.”
Martin Fraser, President and Chief Operating Officer stated, “We look forward to a sharing of ideas and strategies with Murray’s and are excited about the synergistic opportunities that are presented to us by this acquisition. Because our retail operating models are so similar, we see this acquisition as providing an extension of our footprint into new markets.”
The Company also announced that it completed the issuance by CSK Auto, Inc. of
$85 million aggregate original principal amount of exchangeable senior unsecured notes in a private offering. Proceeds from the note offering were used to fund a portion of the acquisition, with the balance of the acquisition costs funded via availability under CSK Auto, Inc.’s existing senior credit facility.
The notes offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state securities laws.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995.
Additional information about issues that could lead to material changes in the
Company’s performance is contained in the Company’s filing with the Securities and Exchange Commission.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of December 19, 2005, CSK Auto, Inc.
operated 1,267 stores in 22 states.
CSK Auto Corporation
Brenda Bonn 602.631.7483